Exhibit 99.1

One Horizon Surpasses 28 Million Subscriber Downloads for Mobile VoIP Application in China

LIMERICK, IRELAND-- (Marketwired – May 18, 2016) - One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced that its business-to-consumer (‘B2C’) mobile VoIP application in China, Aishuo, has surpassed 28 million subscriber downloads.

Brian Collins, CEO of One Horizon Group, stated, "We are addressing a high-quality void for mobile consumers, at a low cost, in China. Built on our proprietary VoIP platform, Aishuo allows consumers to talk and SMS application-to-application for free and call or text a landline or mobile phone, home or abroad, for a nominal cost. Because Aishuo consumes 10x less mobile data and 8x less battery life than any other mobile VoIP technology available today, the voice quality is better as compared to other OTT solutions. The application design is sleek, getting started is easy, the functionality is flawless and the payment system seamless. Once a consumer tries it they tell their friends and family which we are really proud of.”

Aishuo is available as a FREE download in over 25 smartphone App stores including Apple's iTunes, Baidu's 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and Xiaomi on mi.com. Aishuo supports all major Chinese mobile payment platforms including China UnionPay, Apple In-App Purchases, Alibaba's Alipay and Tencent's WeChat Wallet providing subscribers with convenient options to purchase credit.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 28 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Investor Contact:
Capital Markets Group, LLC
Alan Sheinwald or Valter Pinto
PH: (914) 669-0222

Valter@CapMarketsGroup.com
www.capmarketsgroup.com